Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
9% PROVED RESERVES GROWTH IN 2021
FRISCO, TEXAS, January 24, 2022 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that its proved oil and natural gas reserves as of December 31, 2021 were estimated at 6.1 trillion cubic feet equivalent ("Tcfe") as compared to total proved oil and gas reserves of 5.6 Tcfe as of December 31, 2020.
The reserve estimates were determined under the SEC guidelines and were audited by the Company's independent reserve engineering firm. The 6.1 Tcfe of proved reserves at December 31, 2021 were 37% developed and 98% were operated by Comstock. The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value"), was approximately $6.8 billion, using the Company's average first of month 2021 prices of $3.33 per Mcf of natural gas and $62.38 per barrel of oil.
The following table reflects the changes in the proved reserve estimates since the end of 2020:

	Oil (MMBbls)	Natural Gas (Bcf)	Total (Bcfe)
Proved Reserves:
Proved Reserves at December 31, 2020	11.0	5,562.9	5,628.9
Production	(1.2)	(489.3)	(496.5)
Extensions and discoveries	—	797.2	797.2
Acquisitions	—	202.6	202.6
Divestitures	(9.3)	(43.8)	(99.8)
Revisions	0.1	88.5	89.4
Proved Reserves at December 31, 2021	0.6	6,118.1	6,121.8

Comstock produced 1.2 million barrels of oil and 489.3 billion cubic feet ("Bcf") or 496.5 billion cubic feet equivalent ("Bcfe") in 2021. In the fourth quarter of 2021, Comstock's production averaged 1.3 Bcfe of natural gas per day, which was an increase of 12% over the fourth quarter of 2020. Total reserve additions replaced 199% of the Company's 2021 production with drilling activities providing 161% of the reserve replacement in 2021.

The Company spent $628.2 million on drilling and other development activities in 2021 to drill 100 (54.1 net) new horizontal Haynesville and Bossier shale wells and to put 95 (56.4 net) wells on production during 2021. Comstock also spent $21.8 million to acquire proved oil and gas properties and $35.9 million to acquire unproved oil and natural gas leases in 2021. Based on the 2021 proved reserve additions, Comstock's "all-in" finding costs were approximately 60¢ per Mcfe. Excluding acquisitions, Comstock's drill bit finding costs were 71¢ per Mcfe in 2021.
About Comstock Resources
Comstock is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.